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                                                                    EXHIBIT 4(c)



                         COMPUTER IDENTICS CORPORATION

                        1987 INCENTIVE STOCK OPTION PLAN


     1. PURPOSE. The purpose of this 1987 Incentive Stock Option Plan (the "Plan") is to maintain and develop a management capable of assuring the future success of Computer Identics Corporation (the "Company"). The Plan is designed to enable the Company to retain the services of executives and key personnel and to attract new management personnel as and when needed for future operations and growth; to offer such personnel additional incentives to contribute to the success of the Company, and to afford such personnel the opportunity to obtain or increase a proprietary interest in the Company and, thereby, to have an opportunity to share in its success.

     2. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company (the "Board"). Subject to the provisions of the Plan and the provisions of Section 422A of the Code and applicable regulations issued pursuant thereto, the Board shall have sole authority, in its absolute discretion, to determine which of the eligible employees of the Company, shall be granted options hereunder, the time or times at which such options shall be granted, the terms of such options and the number of shares to be optioned. Subject to the provision in the preceding sentence, the Board shall in addition have the sole authority to construe and interpret the Plan and to do everything necessary or appropriate to administer the Plan, and all decisions, determinations and interpretations of the Board shall be binding and conclusive on all optionees and on their legal representatives and beneficiaries. The Board may delegate to any other committee of the Board its authority to determine which eligible employees shall be granted options, the time or times at which such options shall be granted, and the number of shares to be optioned.

     3. ELIGIBILITY. Options may be granted only to salaried employees who are officers or who are employed in an executive, administrative or professional capacity by the Company. Directors who are not otherwise officers or employees of the Company are not eligible to participate in the Plan.

     4. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 9, the maximum number of shares which may be issued under this Plan shall be 500,000 shares of the Company's authorized, but unissued, or reacquired Common Stock, par value $.10 per share ("Common Stock"). Shares of Common Stock applicable to the unexercised portions of options which have terminated or expired may again be optioned under the Plan if at such time options may still be granted under the Plan. All options hereafter granted
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under the Plan are intended to be "incentive stock options" as defined in
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

     5. TERM. The Plan shall become effective upon its adoption by the Board and shall continue to effect for a period of ten (10) years unless sooner terminated in accordance with the provisions of Section 12.

     6. GRANT OF OPTIONS. Options may be granted to eligible persons in such number and at such times during the term of the Plan as the Board shall determine, provided, however, that the aggregate fair market value (determined as of the time option is granted) of the shares for which incentive stock options (as that term is defined in Section 422A of the Code) are exercisable for the first time during any calendar year may not exceed $100,000.

     7. TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS. All options granted under the Plan shall be evidenced by a written agreement executed by the Company and the Optionee (the "Option Agreement") and shall bein such form as the Board may from time to time determine and shall be subject to the following terms and conditions.

          7.1  Option Price.  The option price per share with respect to each
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option shall be determined by the Board, but shall not be less than 100% (110%
in the case of a 10% Shareholder as defined in Section 11 hereof) of the fair market value of a share of Common Stock on the date the option is granted.

          7.2  Term of Option.  Subject to the provisions of Section 7.3, each
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option shall be for the term provided for by the Board at the time the option is granted; provided, however, that no option shall expire later than ten (10) years (five (5) years in the case of a 10% Shareholder) from the date of grant.

          7.3  Exercise Period.  At the time an option is granted, the Board
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shall fix the period in which the option may be exercised and the percentage of shares subject to an option which may be exercised and the percentage of shares subject to an option which may be exercised in each successive year, provided that the period during which the option may be exercised (the "Exercise Period") shall not in any event be more than ten (10) years from the date of grant (five
(5) years in the case of a 10% Shareholder). The Board shall have the right, in the event of the retirement of any optionee, to shorten the Exercise Period by the length of time which the Board, in its sole discretion, may deem appropriate. When an option becomes initially exercisable in whole or in part by an optionee it shall remain exercisable for the period or periods stated in the Option Agreement and thereafter shall expire and no longer be exercisable.

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          7.4  Exercise of Option.  (a) Notwithstanding anything to the contrary
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contained herein, an option granted under the Plan shall be exercisable only:

          (i) while the optionee is in "continuous employment with the Company," or

          (ii) for a period ending three (3) months after the termination of the optionee's employment provided that the optionee's employment had not been terminated for cause or on account of the optionee's breach of an employment contract; or

          (iii) if the optionee should die while in "continuous employment with the Company," by the estate of the optionee, within three (3) months after the date of the optionee's death.

          For purposes hereof, "continuous employment with the Company" shall mean the absence of any interruption or termination of employment by Company or by any parent or subsidiary of the Company which now exists or is organized or acquired by the Company hereafter. Continuous employment shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between payroll locations of the Company or between the Company and any parent, subsidiary or successor.

          (b) Except as hereinabove provided, upon termination of an optionee's employment, his option shall termiante as to all shares with respect to which it has not theretofore been exercised.

          (c) Subject to the terms and conditions hereinbefore set forth, an option granted hereunder may be exercised by a written notice addressed to the Board which shall:

               (i) state the election to exercise the option, the number of shares in respect of which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and social security number (or if more than one, the names, addresses and social security numbers of all such persons);

               (ii) contain such representations and agreements as to the optionee's investment intent with respect to such shares of Common Stock as may be satisfactory to counsel for the Company; and

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               (iii) be signed by the person or persons entitled to exercise the option, and if the option is being exercised by any person or persons other than the optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the option.

          Payment of the purchase price of any shares with respect to which the option is being exercised shall be by certified or bank cashier's or teller's check and shall be delivered with the notice of exercise. The certificate or certificates for the shares of Common Stock as to which the option shall be exercised shall be registered in the name of the person or persons exercising the option.

     8. RESTRICTIONS ON TRANSFER. No option or other rights under the Plan may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner by an optionee other than by will or by the laws of descent and distribution, and such option shall be exercisable, during his lifetime, only by the optionee.

     9. ADJUSTMENT OF NUMBER OF SHARES UNDER CERTAIN EVENTS. Subject to the provisions of Section 7.4(a) hereof, if al or any portion of an option is exercised subsequent to any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, as a result of which shares of any class shall be issued in respect of an outstanding shares of Common Stock or shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, the person or person so exercising such an option shall receive, for the aggregate price payable upon such exercise of the option, the aggregate number and class of shares which, if shares of Common Stock (as authorized at the date of the granting of such option) had been purchased at the date of granting of the option for the same aggregate price (on the basis of the price per share provided in the option) and had not been disposed of, such person or persons would be holding at the time of such exercise, as a result of such purchase and any such stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued. In the event of any such change in the outstanding Common Stock of the Company, the aggregate number and class of shares remaining available under the Plan shall be that number and class which a person, to whom an option had been granted for all of the available shares under the Plan on the date preceding such change, would be entitled to receive as provided in the first sentence of this Section 9.

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     10.  MERGER, ETC. NOT INVOLVING ISSUANCE OF SECURITIES.  In the event of any combination, merger, consolidation, reorganization, or liquidation as a result of which property (other than shares of any class, but including money) shall be issued in respect of all outstanding shares of Common Stock, the Company shall give each optionee at least ten (10) days' prior written notice of any such event, and any option granted pursuant to the Plan, whether or not vested at that time, to the extent it is still in force and has not been exercised, shall be accelerated, and any such optionee may upon compliance with all terms of the Plan, exercise the option to purchase shares of Common Stock granted hereunder. To the extent such option is not exercised within such ten
(10) day period, it shall expire and have no further force or effect, and the optionee shall have no further rights in or under such option or to shares of Common Stock relating to the option which were not purchased at such time pursuant to the option.

     11. 10% SHAREHOLDER. The term "10% Shareholder" as used herein shall mean an individual who at the time an option is granted to him hereunder is subject to the provisions of Sections 422A(b)(6) of the Code as the result of his ownership (directly or under the attribution rules of Section 425(d) of the Code) of stock possessing 10% of the combined voting power of all classes of stock in the Company or in any parent or subsidiary of the Company (as respectively defined in Sections 425(e) and 425(f) of the Code.)

     12. TERMINATION AND AMENDMENT OF THE PLAN. The Board may at any time and from time to time terminate, modify or amend the Plan in any respect; provided, however, that unless also approved or ratified by a vote of the majority of the holders of the outstanding shares of the capital stock of the Company entitled to vote thereon, any such modification or amendment shall not (subject, however, to the provisions of Section 9 hereof): (i) increase the maximum number of shares for which options may be granted under the Plan; (ii) reduce the option price at which options may be granted; (iii) extend the period during which otpions may be granted or exercised beyond the times originally prescribed; (iv) change the persons eligible to participate in the Plan; or (v) increase the number of options that may be granted to an employee. No such termination, modification or amendment may affect the rights of an optionee under an outstanding option.

     13. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction, any requisite authority in order to issue and sell such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of its stock hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such stock

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as to which such requisite authority shall not have been obtained.

     14. USE OF PROCEEDS. The proceeds derived from the sale of Common Stock pursuant to the exercise of options under this Plan will be added to the Company's working capital and used for general corporate purposes.

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